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                                                                    Exhibit 99.1

JUNE 16, 1998                                                  IMMEDIATE RELEASE



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Contact:  Kenneth L. Hanauer                           John W. Raisbeck
          President And Chief Executive Officer        President And Chief Executive Officer
          OHSL Financial Corp.                         Western Ohio Financial Corporation
          5889 Bridgetown Road                         28 East Main Street
          Cincinnati, Ohio 45248                       Springfield, Ohio 45502
          (513) 574-3322                               (937) 325-4683
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              OHSL Financial Signs Definitive Agreement to Acquire
                      Western Ohio Financial Branch Office


Cincinnati, Ohio - OHSL Financial Corp. (Nasdaq: "OHSL") and Western Ohio Financial Corporation (Nasdaq: "WOFC") jointly announced today that their banking subsidiaries, Oak Hills Savings and Loan Company, F.A. and Cornerstone Bank, have signed a definitive agreement, in which Oak Hills Savings and Loan will purchase Cornerstone Bank's Sayler Park branch office.

Under the terms of the agreement, OHSL Financial will acquire Cornerstone Bank's Sayler Park branch office facility. The branch has approximately $9.3 million in deposits. Terms of the transaction were not disclosed. The acquisition, subject to regulatory approval, is expected to be completed in the fourth quarter.

Kenneth L. Hanauer, President and Chief Executive Officer of OHSL Financial Corp, stated, "This acquisition will allow us to expand service to our customers in southwestern Hamilton County. The acquisition of this office provides a logical expansion into an existing market and will enhance our community banking franchise. We welcome the Cornerstone Bank customers and employees to our company."

The sale of the branch deposits is part of Western Ohio's exit strategy from the Cincinnati market area. John W. Raisbeck, President and Chief Executive Officer of Western Ohio, commented, "This transaction represents a part of our broader strategy of concentrating more fully on our traditional strengths and greater west central Ohio market area. This divestiture will significantly enhance our company's efficiency ratio and allow us to improve our financial performance."

WOFC expects to take an estimated one-time charge of $913,000 upon completion of the sale of its Cincinnati offices. WOFC experts this transaction to be immediately accretive to future earnings per share as well as improve its return on assets and return on equity.

McDonald & Company Securities, Inc. is serving as Western Ohio's Financial Advisor in connection with this transaction.